(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon Street. Charlotte, NC 28202 1-800-326-1334

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention:  Stephen Holmes

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 1, 2013, by and among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, Situs Holdings, LLC as Trust Advisor,  U.S. Bank National Association  as Trustee, and Wells Fargo Bank, National Association, as Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian, with respect to Commercial Mortgage Pass-Through Certificates Series 2013-C13 (the "Agreement").  Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.9 of the Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.             A review of the activities of the Master Servicer during the period from January 1, 2017 through December 31, 2017 (the “Reporting Period”) ,  and of its performance per the Agreement during such period has been made under my supervision, and

2.            To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank, N.A.	(logo) Together we’ll go far